EXHIBIT I
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
OCTOBER  29,  2001
NYSE:  CPK


                     CHESAPEAKE UTILITIES CORPORATION NAMES
               BRESNAN, MARTIN AND MOORE TO ITS BOARD OF DIRECTORS

DOVER, DE - Chesapeake Utilities Corporation, a diversified utility company, announced today the appointment of three new members to its Board of Directors, effective November 1, 2001, according to John R. Schimkaitis, President and CEO. The new Board Members and their terms are: Thomas J. Bresnan, Class I Director, 2001-2003; J. Peter Martin, Class II Director, 2001-2004; and Joseph E. Moore, Esquire, Class III Director, 2001-2002.

"We are very pleased to announce the addition of these very capable professionals to our Board," Mr. Schimkaitis said. "With their years of experience and diverse backgrounds, the Company will continue moving forward and grow in a manner that best serves our stockholders, customers, our employees and the communities we serve," he added.

THOMAS J. BRESNAN is Chief Executive Officer of New Horizons Worldwide, Inc., (NASDAQ:NEWH) located in Anaheim, CA. In that role, Mr. Bresnan has led the transformation of a predecessor environmental service business into today's New Horizons Worldwide. Through its New Horizons Computer Learning Centers, New Horizons has become the world's largest independent information technology training company.

Prior to joining New Horizons, Mr. Bresnan was President of Capitol American Life Insurance in Cleveland, OH. With a B.A. Degree in Business Administration from Kent State University, he began his professional career at Arthur Andersen and Co.

J. PETER MARTIN is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, FL-based diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980; in 1997 it was sold to Southern Union Co., a large natural gas distribution company, for approximately $22 million.

Prior to founding Atlantic Utilities, Mr. Martin was President of Southern Gulf Utilities, Inc., in Miami, FL. Mr. Martin is a 1962 engineering graduate of the University of Notre Dame, and received his MBA from the Harvard Business School of Business in 1964.

JOSEPH E. MOORE is an attorney and partner in the law firm of Williams, Hammond, Moore, Shockley and Harrison, LLP, which has offices located in Ocean City and Ocean Pines, MD.

Active in both business and community, Mr. Moore has served in numerous capacities over the years, including State's Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin, MD; Maryland State Board of Governors; and the American Bar Association. In addition, Mr. Moore has served on the Board of Directors for Calvin B. Taylor Banking Co. and Atlantic General Hospital, and Board of Trustees for the Worcester Preparatory School, all in Berlin, MD. Mr. Moore completed his law degree in 1968 at the University of Maryland School of Law, and a B.A. Degree in History from the University of Maryland.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane distribution and marketing, advanced information services and other related businesses. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available online at www.chpk.com.
                       ------------




FOR  MORE  INFORMATION:
WILLIAM  C.  BOYLES,  VICE  PRESIDENT  AND  CORPORATE  SECRETARY
302.734.6744

RALPH  J.  ADKINS,  CHAIRMAN  OF  THE  BOARD
302.734.6799